Exhibit 10.4

CONSENT, WAIVER, RELEASE AND TERMINATION AGREEMENT

This Consent, Waiver, Release and Termination Agreement (this "Agreement") dated as of August ___, 2002, is executed by SAILTECH INTERNATIONAL, INC. (the "Company"), a Nevada corporation whose address is 2964 - 63rd Avenue East, Bradenton, Florida 34203, and those shareholders of the Company who are signatories to this Agreement or a counterpart of it (collectively, the "Shareholders" and individually, a "Shareholder") to record their agreement.

BACKGROUND

The Company and the Shareholders entered into a Shareholder Agreement on September 12, 2001, in the form attached to this Agreement as Exhibit for the purpose of defining their rights and obligations as shareholders of the Company (the "Shareholder Agreement"). On August 1, 2002, the Board of Directors of the Company was notified that the SailTech Design, Inc., a subsidiary of the Company is insolvent. Following receipt of that notice, Philips Family Limited Partnership ("Investor") exercised a put option requiring the Company to purchase all of the shares of common stock owned by Investor at $.75 per share (the "Put Option") and demanded payment by the Company to it of $5,625,000 U.S. within ten business days thereafter. The Company also became insolvent on the exercise of the Put Option. As an insolvent corporation, the Company is not in a position to satisfy its obligation to Investor under the Put Option by the payment of cash consideration. The Company's only practical alternative, without a negotiated settlement, is to file for protection under the federal bankruptcy laws. If that were to occur, the shareholders of the Company likely would not receive any return on their investment.

The Company has agreed to pay $25,000 plus certain legal fees to Investor in return for cancellation of the $5,625,000 debt owed to Investor by the Company. This agreement is reflected in a proposed Settlement and Stock Redemption Agreement to be executed by the Company, Investor, the subsidiaries of the Company, and certain shareholders (the "Settlement Agreement").

The Shareholders desire to waive any and all rights that they might have under the Shareholder Agreement in connection with the exercise by Investor of the Put Option and to release Investor and Carey M. Phillips ("Phillips"), a Florida resident, from any liability in connection with their involvement with the Company. Section 8.2(c) of the Shareholder Agreement provides that all parties to the Shareholder Agreement may terminate the Shareholder Agreement by executing an agreement of termination. The Company and the Shareholders desire to terminate the Shareholder Agreement in accordance with section 8.2(c) of the Shareholder Agreement, as a result of the exercise by Investor of the Put Option and the execution of the Settlement Agreement. Accordingly, the Company and each Shareholder agree as follows:

OPERATIVE TERMS

1. Consent and Waiver. Each Shareholder, by her or his execution of this Agreement, consents to the exercise of the Put Option by Investor and the redemption by the Company of Investor's shares of common stock of the Company. Each shareholder waives any and all rights that each Shareholder might otherwise have under the Shareholder Agreement in connection with the exercise by Investor of the Put Option, including the restrictions in section 2.1 of the Shareholder Agreement that require the advance written consent of every other Shareholder and the tag-along rights provisions of section 3.1 of the Shareholder Agreement.

2. Termination of Shareholder Agreement. The Shareholder Agreement is terminated effective as of August ___, 2002.

3. Release of Investor and Phillips. Each Shareholder for and on behalf of himself, herself, his or her heirs, estates, agents, assigns, insurers, officers, directors, affiliates, principals, shareholders, representatives, subsidiaries, parent corporations, successors in interest, and predecessors in interest, fully and forever acquits, releases, and discharges each of the Investor and Phillips and each of their present and former heirs, estates, agents, assigns, officers, directors, insurers, affiliates, principals, representatives, shareholders, subsidiaries, parent corporations, successors in interest, and predecessors in interest, of and from any and all claims, demands, damages, liabilities, obligations, indebtedness, lawsuits, and causes of action, whether in equity or under statutory or common law, whether known, unknown, choate, inchoate, alleged, disputed, direct, indirect, or contingent, that each Shareholder, individually, collectively, or derivatively, in his or her personal or representative capacity, had, now has, or might have at any time in the future against any of the foregoing persons arising out of any act, fact, event, conduct, omission, inaction, condition, circumstance, or agreement that occurred at any time on or before the date of this Agreement, including without limitation any act, omission, inaction, or decision by Phillips as an officer and director of the Company and the subsidiaries of the Company. Notwithstanding the foregoing, this release will not apply to Phillips if a court of competent jurisdiction determines that he has breached his duty of loyalty to the Company. Each Shareholder acknowledges that the release set forth in this section is a general release, and he or she expressly waives and assumes the risk of any and all claims for damages that exist as of the date of this Agreement and fall within the scope of the release, but which the Shareholder does not know or suspect to exist, whether through error, omission, ignorance, oversight, negligence, concealment, or otherwise, but, if known, would materially affect his decision to enter into this Agreement.

4. Confirmatory Instruments. At the request of Investor or the Company, at any time and from time to time after the execution date of this Agreement, each Shareholder shall do all lawful acts and deliver to the Company or Investor any new, additional, or confirmatory document, agreement, or instrument as the Company or Investor may request to carry out the intent and purposes of, and to implement, this Agreement.

5. Exclusive Understanding. This Agreement records the final, complete, and exclusive understanding among the parties regarding the consent, waiver, and termination of the Shareholder Agreement and supersedes any previous or contemporaneous agreement, representation, or understanding, oral or written, by any of them regarding the transactions set forth in it.

6. Legal Matters. The validity, enforcement, construction, and interpretation of this Agreement are governed by the laws of the State of Florida and the federal laws of the United States of America, excluding the laws of those jurisdictions pertaining to resolution of conflicts with laws of other jurisdictions.

7. Severability. Each provision of this Agreement should be construed and interpreted so that it is valid and enforceable under applicable law. If a provision of this Agreement (or the application of it) is held by a court to be invalid or unenforceable under applicable law, that provision will be deemed separable from the remaining provisions of this Agreement and will not affect the validity, interpretation, or effect of the other provisions of this Agreement or the application of that provision to a person or circumstance to which it is valid and enforceable.

8. Recurring Words. As used in this Agreement, the word "including" is always without limitation, and words in the singular number include words in the plural number and vice versa. Additionally, as used in this Agreement, (a) "person" includes a group, trust, syndicate, corporation, cooperative, association, partnership, business trust, joint venture, limited liability company, unincorporated organization, and governmental authority, as well as a natural person, (b) "law" means a local, state, or national code, rule, treaty, statute, ordinance, or regulation and the common law arising from final, non-appealable decisions of governmental authorities and state or federal courts in the United States, and (c) "costs" includes all internal expenses, the fees, costs, and expenses of experts, attorneys, engineers, mediators, witnesses, accountants, consultants, arbitrators, investigators, collection agents, and supersedeas bonds that are incurred in connection with settling, defending, prosecuting, administering, investigating, preparing to defend or prosecute, or participating in (as a party, witness, or otherwise) any proceeding, including trial, appellate, mediation, arbitration, bankruptcy, and administrative proceedings.

9. Third Party Rights. Nothing in this Agreement, whether express or implied, is intended or should be construed to confer upon, or to grant to, any person except the Company and the Licensors, any claim, right, remedy, or privilege under or because of this Agreement or any provision of it.

10. Execution; Effectiveness. The parties to this Agreement may execute this Agreement in counterparts and by facsimile signature. Each executed counterpart will constitute an original document, and all executed counterparts, together, will constitute the same agreement. This Agreement will become effective on August ___, 2002, when each party has executed and delivered to the other parties a counterpart of it.

"COMPANY"
SAILTECH INTERNATIONAL, INC.
2964 - 63rd Avenue East
Bradenton, Florida 34203
Telephone: (941) 739-7904
Telecopy: (941) 752-3275
ATTEST:	By: /s/ Barry Girling	(SEAL)
Name:_____________________
_________________________	Title:_________________________
Executed: August ___, 2002

"SHAREHOLDERS"
PHILLIPS FAMILY LIMITED PARTNERSHIP
32421 West Loop Road
Sioux City, Iowa 51108-8537
Telephone: (712) 255-0781
Telecopy: (712) 255-8019

WITNESSES:	By: /s/ Carey M. Phillips (SEAL)
Carey M. Phillips, General Partner
____________________________
Name: ______________________	Executed: December 31, 2002
____________________________
Name: ______________________

BLUE STAR COMMUNICATIONS, INC.
1040-609 Granville Street
Vancouver, BC V7Y 1G5 Canada
Telephone: (604) 608-6314
Telecopy: (604) 608-6324

WITNESSES:	By: /s/ Mark Tommasi (SEAL)
Name: Mark Tommasi
Title: President
/s/ Illegible
Name: ______________________	Executed: August ___, 2002
____________________________
Name: ______________________

WITNESSES:	/s/ Brent Brandfield
BRENT BRANDFIELD
Duke St. P.O. Box 192
/s/ Jason Walsh	Turks & Caicos Islands, WEST INDIES
Name: Jason Walsh	Telephone: [__________]
Telecopy: [__________]
____________________________
Name:_______________________	Executed: August ___, 2002

WITNESSES:	/s/ Barry Girling
W. BARRY GIRLING
2082 East 6th Ave.
/s/ Illegible	Vancouver BC V5H 1P9 CANADA
Name:_____________________	Telephone: [__________]
Telecopy: [__________]
_______________________
Name:__________________	Executed: August ___, 2002

WITNESSES:	/s/ Suzanne Girling
SUZANNE GIRLING
3453 W. 32nd Ave.
/s/ Doreen Lutts	Vancouver BC V6S 1Y8 CANADA
Name:_______________________	Telephone: [__________]
Telecopy: [__________]
____________________________
Name:_______________________	Executed: August ___, 2002

WITNESSES:	/s/ Richard Hamilton
RICHARD HAMILTON
4105 B 44 Ave.
____________________________	Stony Plain AB T7Z 1K3 CANADA
Name:_______________________	Telephone: [__________]
Telecopy: [__________]
____________________________
Name:_______________________	Executed: August ___, 2002

WITNESSES:	/s/ Gunter Richtler
GUNTER RICHTLER
[Address]
/s/ Kimberly L. Smeltzer	[Address]
Name: Kimberly L. Smeltzer	Telephone: [941] 704-2691
Telecopy: [__________]
/s/ Barbara H. Huffman
Name: Barbara H. Huffman	Executed: August 27, 2002

WITNESSES:	/s/ Daniel Walsh
DANIEL WALSH
Suite 409, 1868 West 5th Avenue
/s/ Illegible	Vancouver BC V6J 1P3 Canada
Name:_______________________	Telephone: (604) 684-4547
Telecopy: [__________]
____________________________
Name:_______________________	Executed: August ___, 2002

WITNESSES:	/s/ Jason Walsh
JASON WALSH
244 E. 18th Street
/s/ C. Mc Gillivary	North Vancouver BC V7L 2X6 CANADA
Name: C. Mc Gillivary	Telephone: [__________]
Telecopy: [__________]
____________________________
Name:_______________________	Executed: August ___, 2002